EXHIBIT 99.1

Manitex International, Inc. Announces Second Quarter 2008 Results

Net Income From Continuing Operations Increases 44%

Strong Performance By Manitex Drives Crane Backlog 22% Higher

Recently Signed International Distribution Agreements To Enable Global Growth Market Penetration

Management Anticipates Full Year 2008 EPS of $0.30-$0.40 on Revenues of $100 MM - $110 MM

Bridgeview, IL, August 7, 2008 — Manitex International, Inc. (Nasdaq: MNTX), a leading provider of engineered lifting solutions including boom truck cranes, rough terrain forklifts and special mission oriented vehicles, today announced financial results for the second quarter and six months ended June 30, 2008.

Results for the Three Months Ended June 30, 2008

Highlights:

•

Increase in net income from continuing operations(1) for the second quarter ended June 30, 2008 to $0.7 million, or $0.07 per diluted share, from $0.5 million or $0.06 per diluted share for the second quarter of 2007

•	Increase in net income for the second quarter ended June 30, 2008 to $0.9 million, or $0.09 per diluted share, compared to $0.3 million or $0.04 per diluted share for the second quarter of 2007

•

54% ($0.5 million) decline in interest expense for the second quarter of 2008 compared to the second quarter of 2007 reflecting the actions implemented in 2007 to retire debt and the benefit of lower interest rates

•	Signed international distribution agreements for Russia and Middle East territories

•	Expanded credit facilities and extended maturities on credit facility and term loan.

“Our second quarter produced exceptional results from our Manitex product line against the backdrop of a North American capital equipment market still-challenged by lack- luster demand and rising material costs,” commented David Langevin, Chairman and Chief Executive Officer of Manitex International. . “Our backlog continues to rise with global demand for our products, particularly our 50-ton and other high capacity cranes and we are particularly encouraged by the 22% year-to-date increase in our crane backlog this year. We have received in excess of 130 orders for our 50-ton crane since its launch a year ago. On the materials handling side, we have responded to the more difficult market conditions by commencing a streamlining of our operations, and will continue to prudently position ourselves so that we are prepared when this market finds firmer footing.”

Mr. Langevin, continued, “We now have good visibility into orders and our expected performance for the remainder of the year and expect to see financial benefits materialize from our international distribution agreements in the second half of 2008 and into 2009. For 2009, we anticipate at least 10% of our revenues will come from our international diversification with our new distributors who sell into the oil, gas and mining markets, particularly within Russia, the C.I.S. and the Middle East. We believe that we can maintain the sales momentum with our large capacity cranes and the profitability that we demonstrated this quarter throughout this year and

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into 2009. Based on our greater visibility, we would expect our continuing operations’ revenues for 2008 to be in the $100 - $110 million range with diluted EPS in a range of $0.30 - $0.40, representing growth of 30% percent to 74% percent from 2007.”

Summary of Results for the Three Months Ended June 30, 2008

Net revenues for the quarter were $26.5 million compared to $30.0 million for the three months ended June 30, 2007. The decrease in revenues is primarily due to a decrease in the material handling product lines of military forklifts and specialized carriers that were also particularly strong in the second quarter of 2007.

Second quarter 2008 gross profit was $4.5 million or 16.8% of net revenues compared to $5.8 million, or 19.4% of net revenues in the second quarter of 2007. The decrease in gross margin reflects lower margin for the military and specialized forklift/carrier product line due to lower revenues, the negative impact of a stronger Canadian dollar as well as a change in product mix. Crane product margins showed a slight decrease due to material cost increases not fully recovered by price increases or by the improvement in margin percent from an increase in sales of higher tonnage cranes.

Net income from continuing operations for the three months ended June 30, 2008 rose 44% to $0.7 million, or $0.07 per diluted share (based on 10.3 million diluted weighted average shares outstanding) from $0.5 million, or $0.06 per diluted share (based on 8.6 million diluted weighted average shares outstanding,) for the second quarter of 2007. A $0.5 million reduction in SG&A, a $0.5 million reduction in interest expense and a $0.5 million reduction in foreign exchange transaction losses contributed to this improvement.

Net income was $0.9 million or $0.09 per diluted share (based 10.3 million diluted weighted average shares outstanding) compared to $0.3 million, or $0.04 per diluted share (based on 8.6 million diluted weighted average shares outstanding) for the second quarter of 2007.

EBITDA (2) for the three months ended June 30, 2008 was $1.7 million compared to $2.6 million in the same quarter of last year. The reduction in EBITDA is largely due to the lower gross profit driven by reduced volume and margin primarily in the company’s materials handling product line.

The Company completed the quarter ended June 30, 2008 with $21.8 million in working capital and a current ratio of 2.2 to 1. Working capital increased in the quarter principally attributable to raw material for crane production, work in process relating to a specialized carrier under construction and a small increase in finished goods inventory of crane product. Total outstanding debt less cash in hand was in line with December 31, 2007 at $24.4 million. Net earnings of $1.6 million for the six months ended June 30, 2008 and the conversion of $1.1 million of debt to equity are the principal factors that resulted in a $2.7 or 8.7% increase in shareholder’s equity to $33.3 million as of June 30, 2008 from $30.7 million as of December 31, 2007. See the financial tables that accompany this press release for a complete definition of working capital and current ratio.

Andrew Rooke, Manitex International President and Chief Operating Officer, commented, “Against the backdrop of an industry that has seen a significant decline during 2008, we are pleased with our performance to date and with the 16% increase we have seen in our consolidated backlog. However, the second quarter financials do not fully articulate the enthusiasm we have right now with respect to the opportunities directly in front of us. The strength of our crane business is moving us forward and our expectation is that we will see continued growth in this group as we increase production and manage the supply chain to deliver our larger cranes to our global markets. This growth will be combined with expected profitability improvements from the streamlining that is underway in the material handling group that should help these operations to be properly positioned when these markets recover.

Increasing material costs and supply chain shortages are challenges we are working on together with a stronger focus on inventory management. We have recently announced a price increase for our crane products due to the rapid material inflation over the first half of the year and continue to pursue sourcing opportunities to help offset these cost increases. Certain key materials are also under supply pressure which has a disruptive impact on production and inventory levels and we have initiated actions internally and with our suppliers to progressively address these.

Good progress was made during the quarter regarding our international expansion plans that form a key part of our overall growth strategy and which will provide some cushion against the slow North American economy. We obtained Russian certification on our larger cranes and have shipped a 50-ton crane to our newly appointed Russian distributor that they will demonstrate at the ConExpo Russia trade show in Moscow in September where we will also have a presence. We have now announced two international distribution agreements and we continue to aggressively pursue partnerships and distribution around the globe to participate in the appropriate growth markets.”

Results for the Six Months Ending June 30, 2008

Highlights:

•

Net income from continuing operations for the six months ended June 30, 2008 was $1.2 million, or $0.12 per diluted share, compared to $0.6 million or $0.07 per diluted share for the six months ended June 30, 2007.

•

Net income for the six months ended June 30, 2008 was $1.6 million, or $0.16 per diluted share, compared to a net loss of $(0.7) million or $(0.08) per diluted share for the six months ended June 30, 2007

For the six months ended June 30, 2008, net sales were $50.0 million compared to $53.1 million in the six months ended June 30, 2007. As noted above, the decrease in revenues is primarily due to a decrease in military forklift/ specialized carrier product line revenues offset by an increase in commercial forklift sales. The increase in commercial sales is largely driven by the introduction of Noble rough terrain forklift product line. The decrease in military and specialized carrier sales is attributable to timing of orders.

For the six months ended June 30, 2008 gross profit was $8.7 million, or 17.4% of net revenues, compared to $10.0 million, or 18.9% of net revenues in the year-ago period. The decrease in gross margin percent reflects a slight decrease in margins of crane products, due to material cost increases not offset by price increases and improved mix, and a decrease in margin percent for the forklift/specialized carrier product line due to the negative impact of a stronger Canadian dollar as well as a change in product mix.

Net income from continuing operations for the six months ended June 30, 2008 was $1.2 million, or $0.12 per diluted share (based on 10.3 million diluted weighted average shares outstanding) compared to $0.6 million, or $0.07 per diluted share (based on 8.6 million diluted weighted average shares outstanding in the year-ago period.

Net income was $1.6 million or $0.16 per diluted share (based on 10.3 million diluted weighted average shares outstanding) compared to a loss of $(0.7) million, or $(0.08) per diluted share (based on 8.6 million diluted weighted average shares outstanding for the year-ago period).

EBITDA (2) for the six months ended June 30, 2008 was $2.8 million compared to $4.1 million in the same period last year. The reduction in EBITDA is primarily due to the lower gross profit driven by reduced volume and margin in the company’s materials handling business

(1)	The financial data for all years presented reflects the former Testing and Assembly Equipment segment as a discontinued operation.
(2)

EBITDA is a non-GAAP (generally accepted accounting principles in the United States of America) financial measure. This measure may be different from non-GAAP financial measures used by other companies. We encourage investors to review the section below entitled “Non-GAAP Financial Measures.”

Conference Call

Management will host a conference call on Thursday, August 7, 2008 at 4:30 p.m. Eastern Time to discuss its 2008 second quarter financial results with the investment community. Anyone interested in participating should call 800-762-8932 if calling within the United States or 480-629-9031 if calling internationally. A replay will be available until August 14, 2008, which can be accessed by dialing 800-406-7325 if calling within the United States or 303-590-3030 if calling internationally. Please use pass code 3906851 to access the replay. The call will also be accompanied live by webcast over the Internet and accessible at the company’s corporate website at http://www.manitexinternational.com.

About Manitex International, Inc.

Manitex International, Corp. is a leading provider of engineered lifting solutions including boom truck cranes, rough terrain forklifts and special mission oriented vehicles. Our Manitex subsidiary manufactures and markets a comprehensive line of boom trucks and sign cranes. Our boom trucks and crane products are primarily used in industrial projects, energy exploration and infrastructure development, including roads, bridges, and commercial construction. The Manitex Liftking subsidiary, which includes the Noble forklift product line, manufactures and sells a complete line of rough terrain forklifts and special mission oriented vehicles, as well as other specialized carriers, heavy material handling transporters and steel mill equipment. Manitex Liftking’s rough terrain forklifts are used in both commercial and military applications.

Forward-Looking Statement

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995: This release contains statements that are forward-looking in nature which express the beliefs and expectations of management including statements regarding the Company’s expected results of operations or liquidity; statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance; and statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “will,” “should,” “could,” and similar expressions. Such statements are based on current plans, estimates and expectations and involve a number of known and unknown risks, uncertainties and other factors that could cause the Company’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. These factors and additional information are discussed in the Company’s filings with the Securities and Exchange Commission and statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Company Contact

Manitex International, Inc.	Hayden Communications
David Langevin	Peter Seltzberg or Brett Maas
Chairman and Chief Executive Officer	Investor Relations
(708) 237-2060	212-946-2849
djlangevin@manitexinternational.com	peter@haydenir.com

Manitex International Inc. and Subsidiaries

Condensed Consolidated Balance Sheet

(In thousands, except for per share amounts)

	June 30, 2008	December 31, 2007
	Unaudited
ASSETS
Current assets
Cash	$998	$569
Trade receivables (net)	17,299	16,548
Other receivables	186	226
Inventory (net)	19,585	16,048
Deferred tax asset	715	715
Prepaid expense and other	1,080	762
Current assets of discontinued operations	40	172

Total current assets	39,903	35,040

Total fixed assets (net)	5,719	5,778

Intangible assets (net)	20,494	21,352
Deferred tax asset	4,451	3,940
Goodwill	14,177	14,065

Total assets	$84,744	$80,175

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$1,385	$807
Notes payable—short term	160	82
Current portion of capital lease obligations	254	281
Accounts payable	12,919	9,543
Accrued expenses	2,742	4,408
Other current liabilities	626	486
Current liabilities of discontinued operations	15	265

Total current liabilities	18,101	15,872

Long-term liabilities
Line of credit	16,450	14,191
Deferred tax liability	4,655	4,655
Notes payable	2,906	5,211
Capital lease obligations	4,292	4,422
Deferred gain on sale of building	3,739	3,930
Other long-term liabilities	234	184

Total long-term liabilities	32,276	32,593

Total liabilities	50,377	48,465

Commitments and contingencies
Minority interest	1,024	1,024
Shareholders’ equity
Common Stock—no par value, Authorized, 20,000,000 shares authorized
Issued and outstanding, 10,021,59 and 9,809,340 June 30, 2008 and December 31, 2007, respectively	42,993	41,915
Warrants	1,788	1,788
Paid in capital	190	72
Accumulated deficit	(12,488)	(14,094)
Accumulated other comprehensive income	860	1,026

Sub-total	33,343	30,707
Less: Unearned stock based compensation	—	(21)

Total shareholders’ equity	33,343	30,686

Total liabilities and shareholders’ equity	$84,744	$80,175

Manitex International Inc. and Subsidiaries

Consolidated Statement of Operations

(In thousands, except for per share amounts

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	Unaudited	Unaudited	Unaudited	Unaudited
Net revenues	$26,460	$29,951	$50,007	$53,089
Cost of Sales	22,009	24,137	41,284	43,071

Gross profit	4,451	5,814	8,723	10,018
Operating expenses
Research and development costs	237	228	457	375
Selling, general and administrative expenses, including corporate expenses of $790 and $1,116 for the three months and $1,694 and $1,936 for the six months ended June 30, 2008 and 2007, respectively	3,010	3,508	6,478	6,618

Total operating expenses	3,247	3,736	6,935	6,993

Operating income from continuing operations	1,204	2,078	1,788	3,025
Other income (expense)
Interest income	—	1	—	6
Interest expense	(450)	(981)	(992)	(1,905)
Foreign currency transaction losses	(3)	(457)	(12)	(490)
Other income	52	53	52	146

Total other income (expense)	(401)	(1,384)	(952)	(2,243)

Income from continuing operations before income taxes	803	694	836	782
Income tax (benefit)	82	195	(396)	214

Net income from continuing operations	721	499	1,232	568
Discontinued operations
Income (loss) from operations of the discontinued Testing and Assembly Equipment segment, net of income taxes (benefit) of $1 and $(0) for the three months and $11 and $(0) for the six months ended June 30, 2008 and 2007, respectively	10	(234)	188	(966)
Gain (loss) on sale or closure of discontinued operations net of income tax (benefits), net of income taxes of $14 for three and six months ended June 30, 2007 and $0 for the three and six months ended June 30, 2007	186	76	186	(290)

Net income (loss)	$917	$341	$1,606	$(688)

Basic
Earnings from continuing operations	$0.07	$0.06	$0.13	$0.07
Earnings (loss) from discontinued operations	$—	$(0.03)	$0.02	$(0.12)
Gain (loss) on sale or closure of discontinued operations net of income tax	$0.02	$0.01	$0.02	$(0.04)

Net earning (loss) per share	$0.09	$0.04	$0.16	$(0.09)
Diluted
Earnings from continuing operations	$0.07	$0.06	$0.12	$0.07
Earnings (loss) from discontinued operations	$—	$(0.03)	$0.02	$(0.11)
Gain (loss) on sale or closure of discontinued operations net of income tax	$0.02	$0.01	$0.02	$(0.03)

Net earnings (loss) per share	$0.09	$0.04	$0.16	$(0.08)
Weighted average common share outstanding
Basic	9,853,423	7,903,391	9,831,382	7,881,753
Diluted	10,349,356	8,636,771	10,302,580	8,551,893

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Manitex International Inc. and Subsidiaries

Consolidated Statement of Cash Flows

(In thousands)

	Six Months Ended June 30,
	2008	2007
	Unaudited	Unaudited
Cash flows from operating activities:
Net income (loss)	$1,606	$(688)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	968	1,109
Decrease in allowances for doubtful accounts	(5)	(66)
Gain on disposal of assets	(42)	(10)
Deferred income taxes	(511)	—
Inventory reserves	14	486
Stock based deferred compensation	145	2
Reserve for uncertain tax positions	50	—
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(865)	(3,432)
(Increase) decrease in inventory	(3,834)	1,473
(Increase) decrease in prepaid expenses	(333)	(114)
Increase (decrease) in accounts payable	3,265	(1,699)
Increase (decrease) in accrued expense	(1,456)	594
Increase (decrease) in other current liabilities	152	(233)
Discontinued operations - cash provided by (used) for operating activities	(118)	176

Net cash used for operating activities	(964)	(2,402)

Cash flows from investing activities:
Purchase of capital equipment	(281)	(19)
Proceeds from the sale of equipment	50	16
Discontinued operations - cash used by investing activities	—	(15)

Net cash used for investing activities	(231)	(18)

Cash flows from financing activities:
Borrowing on revolving credit facility	2,317	2,311
Payments on capital lease obligations	(157)	(178)
Note payments	(577)	(935)
Proceeds on the exercise of warrants	—	822

Net cash provided by financing activities	1,583	2,020

Effect of exchange rate change on cash	41	24
Net decrease in cash and cash equivalents	388	(400)
Cash and cash equivalents at the beginning of the year	569	615

Cash and cash equivalents at end of period	$998	$239

Non-GAAP Financial Measures

This press release includes the following non-GAAP financial measure: “EBITDA” (earnings before interest, tax, depreciation and amortization). This non-GAAP term, as defined by the Company, may not be comparable to similarly titled measures used by other companies. EBITDA is not a measure of financial performance under generally accepted accounting principles. Items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA should not be considered in isolation or as a substitute for net earnings, operating income and other consolidated earnings data prepared in accordance with GAAP or as a measure of our profitability. A reconciliation of net income to EBITDA is provided below.

The Company’s management believes that EBITDA and EBITDA as a percentage of sales represent key operating metrics for its business. Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) is a key indicator used by management to evaluate operating performance. While EBITDA is not intended to replace any presentation included in our consolidated financial statements under generally accepted accounting principles (GAAP) and should not be considered an alternative to operating performance or an alternative to cash flow as a measure of liquidity, we believe this measure is useful to investors in assessing our capital expenditure and working capital requirements. This calculation may differ in method of calculation from similarly titled measures used by other companies. A reconciliation of EBITDA to GAAP financial measures for the three month periods ended June 30, 2008 and 2007 and six month periods ended June 30, 2008 and 2007 is included with this press release below and with the Company’s related Form 8-K.

Reconciliation of GAAP Net Income from Continuing Operations to Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) from Continuing Operations (in thousands)

	Three Months Ended		Six Months Ended
	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007
Net income from continuing operations	721	499	1,232	568
Income tax (benefit)	82	195	(396)	214
Interest income	—	(1)	—	(6)
Interest expense	450	981	992	1,905
Foreign currency transaction losses	3	457	12	490
Other income	(52)	(53)	(52)	(146)
Depreciation & Amortization	485	538	968	1,109
Earnings before interest, taxes, depreciation and amortization (EBITDA)	1,689	2,616	2,756	4,134
EBITDA % to sales	6.4%	8.7%	5.5%	7.8%

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In an effort to provide investors with additional information regarding the Company’s results, Manitex International refers to various non-GAAP (U.S. generally accepted accounting principles) financial measures which management believes provides useful information to investors. These measures may not be comparable to similarly titled measures being disclosed by other companies. In addition, the Company believes that non-GAAP financial measures should be considered in addition to, and not in lieu of, GAAP financial measures.

Manitex International believes that this information is useful to understanding its operating results and the ongoing performance of its underlying businesses. Management of Manitex International uses these non–GAAP financial measures to establish internal budgets and targets and to evaluate the Company’s financial performance against such budgets and targets.

The amounts described below are un-audited, are reported in thousands of U.S. dollars, and are as of or for the period ended June 30, 2008, unless otherwise indicated.

Backlog is defined as firm orders that are expected to be filled within one year. The disclosure of backlog aids in the analysis of the Company’s customers’ demand for its product as well as the ability of the Company to meet that demand. Backlog is not necessarily indicative of sales to be recognized in a specified future period

Current Ratio is calculated by dividing current assets by current liabilities.

	June 30, 2008	December 31, 2007
Current Assets	39,903	35,040
Current Liabilities	18,101	15,872
Current Ratio	2.2	2.2

Debt is calculated using the Condensed Consolidated Balance Sheet amounts for current and long term portion of long term debt, capital lease obligations, notes payable and lines of credit.

	June 30, 2008	December 31, 2007
Current portion of long term debt	1,385	807
Notes payable – short term	160	82
Current portion of capital lease obligations	254	281
Lines of credit	16,450	14,191
Notes payable – long term	2,906	5,211
Capital lease obligations	4,292	4,422
Debt	25,447	24,994

Gross Margin is defined as the ratio of Gross Profit to Net Sales

Working capital is calculated as total current assets less total current liabilities

	June 30, 2008	December 31, 2007
Total Current Assets	39,903	35,040
Less: Total Current Liabilities	18,101	15,872
Working Capital	21,802	19,168